Exhibit 10(b)
    Written Consent of
   Deloitte & Touche LLP


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INDEPENDENT AUDITORS'
CONSENT


We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 33-83928 of Retirement Plan Series Account of Great-West Life & Annuity Insurance Company of our report dated March 25, 1999 on the financial statements of Retirement Plan Series Account of Great-West Life & Annuity Insurance Company and our report dated January 25, 1999 on the consolidated financial statements of Great-West Life & Annuity Insurance Company appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Condensed Financial Information" appearing in the Prospectus, which is also a part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 29, 1999